PRESS RELEASE

SAVOIR TECHNOLOGY GROUP--------------------------------------------------------


                     FOR IMMEDIATE RELEASE
FOR MORE INFORMATION CONTACT:
P. Scott Munro                                   James W. Dorst
Chairman and CEO                                 Chief Financial Officer
Savoir Technology Group, Inc.                    Savoir Technology Group, Inc.
408-341-4767                                     408-341-4745
smunro@svtg.com                                  jdorst@svtg.com

Sandra M. Salah
Vice President, Corporate Relations
Savoir Technology Group, Inc.
408-341-4712
ssalah@svtg.com

                         SAVOIR TECHNOLOGY GROUP REPORTS
                            RECORD SALES AND PROFITS

Campbell, California, February 12, 1998 -- Savoir Technology Group, Inc., (NASDAQ National Market - SVTG), formerly known as Western Micro Technology, Inc., a leading distributor of midrange computer systems, peripheral equipment, and services, reported the highest quarterly and annual sales revenue in the history of the Company, its highest ever quarterly profit and solid earnings for the year. Savoir attributes the 207% increase in fourth quarter sales and 90% increase in fourth quarter profits to a large strategic acquisition (Star Management Services, Inc. ("SMS") on September 30, 1997) and successful results from continued emphasis on high value-added distribution.

"Ending the year with record quarterly revenues and profits is a fitting reward for all who were involved with the Company in 1997. It is a tangible sign that the hard work everyone has contributed has paid off," said Scott Munro, Chairman and CEO. Munro also remarked that, "1997 will be remembered as another great year for Savoir, not just for the financial results, but also for other positive events, including our acquisition of and new friendships with everyone at SMS and the successful opening of two new warehouse and integration centers in Northern and Southern California."

Savoir Technology Group reported net sales of $115,909,000 for the quarter ended December 31, 1997, compared with $37,776,000 for the corresponding quarter one year ago, resulting in a year-to-year 207% increase in sales for the fourth quarter of 1997 as compared with 1996. Net income for the quarter was $1,593,000 or $0.19 per share compared to net income of $838,000 or $0.18 per share for the comparable period one year ago.

Net sales for the twelve months ended December 31, 1997 were $237,884,000 compared to $131,697,000 for the same period a year ago, an increase of 81%. Net income for the twelve-month period ending December 31, 1997 was $3,310,000 or $0.55 per share compared to net income of $2,338,000 or $0.52 per share for the same period in 1996.

Savoir Technology Group is an operating company which provides its customers computing solutions to succeed in the complex technology markets in which they operate. Western Micro Technology, Inc. is a division of Savoir Technology Group, Inc. and Business Partner Solutions, Inc. is a wholly owned subsidiary. The Company provides strategic direction, corporate finance resources, and acquisition expertise for the combined entities. Savoir additionally supports its operating entities with a state-of-the-art information management system, technical integration centers, and efficient logistical support to enable them to deliver to and service a growing network of customers. For more information, visit Savoir's web site at www.svtg.com.

When included in this Press Release, the words "expects", "intends", "anticipates", "plans", "projects", and "estimates", and analogous or similar expressions are intended to identify forward-looking statements. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. These forward-looking statements speak only as of the date of this Press Release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any changes in the Company's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

                                       ###

Savoir Technology Group and the Savoir Technology Group logo are trademarks of Savoir Technology Group, Inc. Western Micro Technology, Western Micro, and the Western Micro logo are registered trademarks of Western Micro Technology, Inc. Business Partner Solutions, BPS, and the Business Partner Solutions logo are trademarks of Business Partner Solutions, Inc. All other company and/or product names are respective property of their prospective holders and should be treated as such.

                          SAVOIR TECHNOLOGY GROUP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                For the Three Months              For the Twelve Months
                                                                 Ended December 31,                 Ended December 31,
                                                                 1997           1996                 1997           1996
                                                             ------------   ------------        ------------   ------------

Net Sales                                                       $115,909      $  37,776            $237,884       $131,697

Cost of goods sold                                               102,518         32,451             205,089        114,389
                                                             ------------   ------------        ------------   ------------

Gross profit                                                      13,391          5,325              32,795         17,308
                                                             ------------   ------------        ------------   ------------
Gross profit as % of sales                                        11.55%         14.10%              13.79%         13.14%

Selling, general and administrative expenses                      10,264          4,209              26,469         14,123
                                                             ------------   ------------        ------------   ------------
Operating income                                                   3,127          1,116               6,326          3,185

Interest expense                                                  (1,649)          (302)             (3,181)          (978)
Other income                                                         138            145                 500            407
                                                             ------------   ------------        ------------   ------------

Income before income tax                                           1,616            959               3,645          2,614

Provision for income taxes
                                                                      23            121                 335            276
                                                             ------------   ------------        ------------   ------------
Net income                                                      $  1,593      $     838            $  3,310       $  2,338
                                                             ============   ============        ============   ============


Net income per common share                                     $   0.19      $    0.18            $   0.55       $   0.52
                                                             ============   ============        ============   ============

Number of shares used in per share calculation                     8,193          4,708               5,976          4,513
                                                             ============   ============        ============   ============